                                                                    Exhibit 99.1
        For Immediate Release

                                                   April 15, 2004



            PARKVALE FINANCIAL CORPORATION ANNOUNCES EARNINGS FOR THE
                          THIRD QUARTER OF FISCAL 2004

     PARKVALE FINANCIAL CORPORATION, MONROEVILLE, PA (NASDAQ: PVSA) REPORTED NET INCOME FOR THE QUARTER ENDED MARCH 31, 2004 OF $2.7 MILLION OR $0.47 PER DILUTED SHARE COMPARED TO NET INCOME OF $2.7 MILLION OR $0.48 PER DILUTED SHARE FOR THE QUARTER ENDED MARCH 31, 2003. The $47,000 decrease in net income for the March 2004 quarter reflects a decrease in net interest income, offset by a gain on sale of investments and a decrease in non-interest expense. Net interest income decreased to $7.5 million from $8.2 million for the prior period. The March 2004 quarter reflects a gain on the sale of investments of $203,000 (pre-tax) and a 5.7% or $334,000 reduction in non-interest expense. Return on average equity was 10.21% for the March 2004 quarter compared to 11.05% for the March 2003 quarter.

     NET INCOME FOR THE NINE MONTHS ENDED MARCH 31, 2004 WAS $7.8 MILLION OR $1.38 PER DILUTED SHARE, COMPARED TO NET INCOME OF $8.1 MILLION OR $1.43 PER DILUTED SHARE FOR THE NINE MONTHS ENDED MARCH 31, 2003. The $281,000 decrease in net income for the March 2004 nine months reflects a decrease in net interest income, offset by a gain on sale of investments and a decrease in non-interest expense. Net interest income for the nine months ended March 31, 2004 decreased to $22.0 million from $24.4 million for the nine months ended March 31, 2003. The nine months ended March 31, 2004 reflects a gain on the sale of investments of $609,000 (pre-tax). Return on average equity was 10.19% for the nine months ended March 2004 compared to 11.14% for nine months ended March 2003.

     Parkvale Financial Corporation is the parent of Parkvale Bank, which has 39 offices in the Greater Pittsburgh area. The Bank had assets of $1.6 billion on March 31, 2004.

     (Condensed Consolidated Statement of Operations and selected financial data is attached.)

Contact:   Robert J. McCarthy, Jr.                 Timothy G. Rubritz
           President and CEO                       Chief Financial Officer
           (412) 373-4815                          (412) 373-4817









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                         PARKVALE FINANCIAL CORPORATION
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      (In Thousands except per share data)
                                   (Unaudited)

                                                                THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                    MARCH 31,                       MARCH 31,
                                                                    2004       2003                  2004      2003
                                                         ----------------------------------------------------------------
Total interest income                                            $17,488          $20,916         $53,684        $66,008
Total interest expense                                             9,984           12,723          31,648         41,567
                                                         ----------------------------------------------------------------

  Net interest income                                              7,504            8,193          22,036         24,441
Provision for loan losses                                             23              116             (32)           238
                                                         ----------------------------------------------------------------

  Net interest income after provision for losses                   7,481            8,077          22,068         24,203
Gain on sale of assets                                               203                -             609              -
Total non-interest income                                          1,673            1,727           5,184          5,198
Total non-interest expense                                         5,553            5,887          16,702         17,485
                                                         ----------------------------------------------------------------

  Income before income taxes                                       3,804            3,917          11,159         11,916
Income tax expense                                                 1,148            1,214           3,370          3,846
                                                         ----------------------------------------------------------------

Net income                                                        $2,656           $2,703          $7,789         $8,070
                                                         ================================================================

Earnings per diluted share                                         $0.47            $0.48           $1.38          $1.43
Cash dividends per share                                           $0.20            $0.18           $0.56          $0.54

-------------------------------------------------------------------------------------------------------------------------


                             SELECTED FINANCIAL DATA
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                            MARCH 31,        June 30,       March 31,
                                                                               2004            2003            2003
                                                                         ------------------------------------------------
Total assets                                                                   $1,608,618      $1,642,803     $1,625,203
Savings deposits                                                                1,284,120       1,331,760      1,325,813
Total loans, net                                                                1,055,905       1,241,779      1,213,953
Loan loss reserves                                                                 14,577          15,013         15,039
Non-performing assets                                                               7,256           9,979          8,034
Ratio of classified assets to total assets                                          0.45%           0.61%          0.49%
Allowance for loan losses as a % of gross loans                                     1.37%           1.20%          1.22%
Total stockholders' equity                                                       $104,408         $99,474        $99,092
Book value per share                                                                18.60           17.93          17.81

-------------------------------------------------------------------------------------------------------------------------


                               OTHER SELECTED DATA

                                                                THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                    MARCH 31,                       MARCH 31,
                                                              2004             2003            2004            2003
                                                         ----------------------------------------------------------------
Average interest rate spread                                 1.82%             2.01%           1.81%          1.98%
Return on average assets                                     0.66%             0.67%           0.65%          0.66%
Return on average equity                                    10.21%            11.05%          10.19%         11.14%
Non-interest expense to average assets                       1.39%             1.45%           1.38%          1.43%
